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                                                                     EXHIBIT 3.3

                          CERTIFICATE OF AMENDMENT OF
                 THE RESTATED CERTIFICATE OF INCORPORATION OF
                            INCO HOMES CORPORATION

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     Inco Homes Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Inco Homes Corporation, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Restated Certificate of Incorporation of the Company be amended by changing the first paragraph of the Article thereof numbered "FOURTH" so that, as amended, said paragraph shall be and read as follows:

     "The Corporation is authorized to issue two classes of shares to be designated Common Stock ("Common Stock") and Preferred Stock ("Preferred Stock"), respectively. The total number of shares which the Corporation is authorized to issue is six million (6,000,000). Five million (5,000,000) shares shall be Common Stock and one million (1,000,000) shares shall be Preferred Stock. The Common Stock shall have a par value of $0.01 per share and the Preferred Stock shall have a par value of $0.01 per share.

     SECOND: That thereafter, pursuant to resolution by its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Inco Homes Corporation has caused this certificate to be signed by Ira C. Norris, its authorized officer, this 11th day of December, 1998.

                                     INCO HOMES CORPORATION
                                     A Delaware corporation


                                     By:  /s/ Ira C. Norris
                                        ----------------------------------------
                                          Ira C. Norris, Chairman of the Board,
                                          President, and Chief Executive Officer

Attest:


By: _________________________________
     David A. Fogg, Secretary


                                                           STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 12/21/1998
                                                          981493966 - 2314102